Exhibit 10.1

RELEASE AGREEMENT

Donald Wilson

[employee address]

Re:	Release Agreement

This letter confirms that your employment with AMCORE Financial, Inc. (the “Company”) terminated on April 27, 2009 (the “Termination Date”). This Release Agreement below is being provided for your review and consideration.

1.	Subject to your execution and continued compliance with the terms and conditions of this Release Agreement, the Company has agreed to provide you with a severance payment in an amount totaling $51,924.00 (gross), less all applicable payroll taxes and required or permitted withholdings (the “Severance Payment”).

2.	Your Severance Payment has been calculated as shown on the Severance Calculation Worksheet. The payment to be paid as soon as practicable after the Release Effective Date (as defined below) and in any event no later than 60 days following the Release Effective Date. If you are offered and accept another employment opportunity with the Company before any portion of the Severance Payment has been made or commenced, you will no longer be eligible for any Severance Payment, and this Release Agreement will be null and void. Further, if any portion of the Severance Payment has been made, and you are then offered re-employment with the Company, your eligibility for any remaining portions of the Severance Payment will terminate as a condition of re-employment and the Company will not provide you with any additional portions of the Severance Payment from the date you become re-employed by the Company. If any portion of the Severance Payment has been paid to you prior to such date, this Release Agreement will not be null and void and will remain in effect, even if you do not receive the full amount of the original Severance Payment. You understand and agree that this Release Agreement, and the payments provided thereunder shall in no way be deemed to constitute or give rise to a continuing employment relationship between you and the Company after your Termination Date or entitle you to any other benefits to which employees of the Company may be entitled after your Termination Date. The Severance Payment is in addition to all wages and unused vacation earned through the Termination Date.

3.

You acknowledge and agree that you are not otherwise entitled to receive the Severance Payment unless you agree to the terms of this Release Agreement. In exchange for the Severance Payment, you, on behalf of yourself and your heirs, executors, administrators, successors and assigns, hereby knowingly and voluntarily release the Company and any and all of its parent, subsidiary, affiliated or related companies, together with each of their officers, stockholders, directors, employees, agents, insurers and reinsurers, attorneys and representatives, and all of their, predecessors, successors, heirs, and assigns (collectively, the “Releasees”), from all claims, demands, causes of action, obligations, damages and liabilities of every kind or character whatsoever, whether presently known or unknown, suspected or unsuspected, both in law and equity (“Claims”),which you ever had, now have or may hereafter claim to have against any of the Releasees by reason of any matter, cause or thing whatsoever arising from the beginning of time until the date you sign this Release Agreement (the “Release”). THIS RELEASE INCLUDES, WITHOUT LIMITATION, ANY CLAIMS IN CONNECTION WITH YOUR EMPLOYMENT AND/OR THE TERMINATION OF YOUR EMPLOYMENT; CLAIMS OF LIBEL, SLANDER, WRONGFUL DISCHARGE, INTENTIONAL INFLICTION OF EMOTIONAL HARM, FRAUD OR ANY OTHER STATE OR FEDERAL TORT; CLAIMS UNDER ANY STATUTE OR REGULATION, INCLUDING BUT NOT LIMITED TO, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE AMERICANS WITH DISABILITIES ACT OF 1990, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, SECTIONS 1981 THROUGH 1988 OF TITLE 42 OF THE UNITED STATES CODE, THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT OF 1988, THE FAMILY AND MEDICAL LEAVE ACT OF 1993, THE SARBANES OXLEY ACT OF 2002, EACH AS AMENDED, OR UNDER ANY OTHER FEDERAL, STATE OR LOCAL LAW, REGULATION, ORDINANCE OR COMMON LAW; AND ALL CLAIMS UNDER ANY POLICY, AGREEMENT, UNDERSTANDING OR PROMISE, WRITTEN OR ORAL, FORMAL OR INFORMAL, BETWEEN YOU AND THE COMPANY OR ANY OF THE OTHER RELEASEES. The parties recognize, however, that nothing contained in this Release shall (i) release any claim that cannot be waived under applicable law, including but not limited to, any rights to indemnification under applicable state law, (ii) release any claim that first arises after the Release Effective Date, (iii) affect any vested employee benefits or pension payments to which you may be entitled under any of the Company’s existing employee benefit plans (as defined in 29 U.S.C. §1002(3)), (iv) release any claim for compensation under the (a) AMCORE Investment Services, Inc. Financial Advisor and Licensed Banker Compensation Plan, (b) AMCORE Bank N.A. Mortgage Loan Originator, Authorized Staff and Mortgage Team Leader Compensation Plan, (c) AMCORE Investment Group a division of AMCORE Bank, N.A. Retirement Plan Services Specialist Compensation Plan, and/or (d) AMCORE Investment Group a division of AMCORE Bank, N.A. Insurance Sales Advisor & Insurance Sales Manager Compensation Plan (collectively, the “Incentive Compensation Plans”) (which claims, if any, shall be governed solely by the terms of those Incentive Compensation Plans, applicable state and federal laws and the Company’s general policies and procedures regarding the payment of compensation), (v) release any claim to stock options under the (a) AMCORE Financial, Inc. 1995 Stock Incentive Plan, (b) AMCORE Financial, Inc. 2000 Stock Incentive Plan, (c) AMCORE Financial, Inc. 2005 Stock Award & Incentive Plan, and/or (d) Amended and Restated AMCORE Stock Option Advantage Plan (collectively, the “Stock Option Plans”) (which claims, if any, shall be governed solely by the terms of those Stock Option Plans and applicable state and federal laws), (vi) release any claim for deferred compensation under the (a) AMCORE Financial, Inc. Amended and Restated Deferred Compensation Plan Effective June 1, 2003, or the AMCORE Financial, Inc. Deferred Compensation Plan Effective January 1, 2005 (collectively, the “Deferred Compensation Plans”) (which claims, if any, shall be governed solely by the terms of those Deferred Compensation Plans and applicable state and federal laws), or (vii) be construed to prohibit you from instituting legal action to enforce any of the provisions of this Release Agreement. By signing this Release Agreement, you represent that neither you nor your heirs, executors, administrators, successors or assigns shall be entitled to any personal recovery in any action or proceeding that may be commenced on your behalf arising out of the matters released above.

4.	You acknowledge and agree that except as specified in Paragraphs 1 and 2 above, and except for claims expressly excluded from the Release in Paragraph 3 above, all compensation, benefits, and other obligations due you by the Company, whether by contract or law, have been paid or otherwise satisfied in full.

5.	You expressly acknowledge that the Release set forth in Paragraph 3 above is intended to include in its effect, without limitation, all claims which you do not know or suspect to exist in your favor at the time of execution hereof, and that the Release contemplates the extinguishment of any such claim or claims.

6.	You agree that you will neither file nor instigate the filing of any suit, claim, or charge based upon or related to your employment, or the termination of your employment, against any of the Releasees with any federal, state, or local court or administrative agency, body, or tribunal; provided, however, that this Release Agreement does not prohibit you from filing a charge of discrimination with the U.S. Equal Employment Opportunity Commission (“EEOC”), but it does include a release of your right to file a lawsuit or to seek individual remedies or damages in any action that may be brought by the EEOC

7.	You represent that you have returned to the Company all of its property that you received in connection with your employment with the Company, without keeping any copies.

8.	You agree to keep confidential and not disclose any of the terms or provisions of this Release Agreement to anyone other than your immediate family or as may be required for obtaining legal or tax advice, unless such disclosure is required by law or consented to in writing by the Company.

9.	You agree that at all times in the future you will not use or disclose to any person or entity Company’s confidential information learned during the course of your employment.

10.	You agree that at all times in the future you will not make or publish any written or oral statement or remark (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which is or may be disparaging, deleterious or damaging to the integrity, reputation or good will of Company or its management.

11.	You agree and acknowledge that if you were employed by Company in a position at the Vice President level or above as of the Termination Date, you will abide and be bound by the additional provisions that appear at Exhibit B attached hereto as a condition to receiving the Severance Payment. If you are among this category of individuals, you understand and acknowledge that the provisions of Exhibit B are hereby incorporated and become a part of this Release Agreement. You further understand that if you were not employed by Company in a position at the Vice President level or above as of the Termination Date, the provisions of Exhibit B do not apply to you and are not incorporated into this Release Agreement.

12.	You agree and understand that if at any time prior to the payment of the last installment of your Severance Payment you file for, request or receive unemployment benefits, you will forfeit all rights to any Severance Payment, the Company will cease paying you any unpaid portion of the Severance Payment, and you will be required to return any portions of the Severance Payment you have already received.

13.	You understand that any withholdings from (i) your Severance Payment described in Paragraph 1, (ii) the additional compensation paid to you under Paragraph 2, if any, and (iii) any other compensation that is paid to you pursuant to claims that have not been released under Paragraph 3 will include any advanced but unearned vacation pay and any other amounts that you may owe the Company. You understand and agree that the Company permits its employees to take vacation in advance of its being earned, subject to deducting any advanced but unearned vacation pay from final compensation. You further understand and acknowledge that if you are a salaried exempt employee, the Company will assume that you were advanced the maximum amount of vacation that you were eligible to be advanced, and will deduct the unearned part of that vacation pay from your Severance Payment, your final compensation and other any other amounts being paid to you, unless the Company receives prior to the Release Effective Date your completed 2009 calendar with the used vacation days indicated on it. You hereby authorize the Company to deduct from your final compensation any amounts that you may owe the Company as a result of your employment (whether as a result of advanced vacation, cash advances, or otherwise). To the extent that your final compensation is less than the amounts that you owe the Company as a result of your employment, you hereby authorize the Company to deduct any excess amounts from the Severance Payment and any other amounts that may be paid to you by the Company.

14.	You agree and understand that if you breach any provision of this Release Agreement, you will forfeit your right to the Severance Payment, the Company shall immediately cease paying you any unpaid portions of the Severance Payment, and you will be required to return any portions of the Severance Payment that you have already received, in addition to any other rights and remedies the Company may have at law or in equity.

15.	If any clause or provision of this Release Agreement is illegal, invalid or unenforceable under present or future laws, then the remainder of this Release Agreement shall not be affected thereby, and in lieu of each clause or provision of this Release Agreement which is illegal, invalid or unenforceable, there shall be added, as part of this Release Agreement, a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and as may be legal, valid and enforceable.

16.	A waiver by any party of a breach of any of the provisions of this Release Agreement shall not operate or be construed as a waiver of any other provision of this Release Agreement or of any subsequent breach of the same or any other provision of this release Agreement. The understandings and representations of the parties set forth in this Release Agreement shall survive any breach of this Release Agreement and be enforceable by any non-breaching party.

17.	YOU UNDERSTAND THAT YOU HAVE FORTY-FIVE (45) DAYS FOLLOWING YOUR RECEIPT OF THIS RELEASE AGREEMENT TO REVIEW THIS RELEASE AGREEMENT AND ITS TERMS AND TO REFLECT UPON THEM AND CONSIDER WHETHER YOU WANT TO SIGN IT, although you may sign it sooner.

18.	THE COMPANY ADVISES YOU TO CONSULT WITH AN ATTORNEY OF YOUR CHOOSING PRIOR TO SIGNING THIS RELEASE AGREEMENT. By signing this Release Agreement, you are confirming that you entered into this Release Agreement and specifically, the Release in Paragraph 3, knowingly and voluntarily, in exchange for valuable consideration, after having had adequate time to consider it and have been given the opportunity to discuss it with an attorney of your choice. You acknowledge and agree that the Severance Payment is sufficient consideration to require you to abide with your obligations under this Release Agreement, including but not limited to the Release set forth in Paragraph 3.

19.

This Release Agreement and the Severance Payment are being offered to you in connection with a group termination. In accordance with 29 C.F.R. § 1625.22, attached hereto as Exhibit C is are certain disclosures required in connection with group terminations, including without limitation a description of the decisional unit, the criteria for participation in the program, and a listing of the ages and job titles of persons who were selected for this severance program and persons in the same decisional unit who were not selected for this severance program. You represent that you have read and fully understand the information provided on Exhibit C and have been given the opportunity to discuss it with an attorney of your choice.

20.

IF YOU SIGN THIS RELEASE AGREEMENT, YOU WILL HAVE SEVEN (7) DAYS FROM THE DATE OF EXECUTION TO REVOKE YOUR ACCEPTANCE OF ITS TERMS. If no such revocation occurs, this Release Agreement will become effective on the eighth (8th) day following your execution of this Release Agreement (the “Release Effective Date”). To revoke your acceptance of this Release Agreement you must deliver your revocation in writing to AMCORE Bank N.A., c/o Elizabeth Yock, Human Resources, P.O. Box 1537, Rockford, Illinois 61110-0037, within seven (7) days from the date of your signature. In the event that you properly revoke this Release Agreement, it shall become null and void and shall not become effective and you will not be entitled to the Severance Payment.

21.	This Release Agreement sets forth the entire agreement between you and the Company relating to your employment and termination and supersedes any other prior agreements or understandings between you and the Company relating to your employment and termination except for prior agreements or understandings regarding confidentiality of the Company’s information, return of the Company’s property, and restrictions on post-employment activities, all of which (if any) shall survive the execution of this Release Agreement.

22.	This Release Agreement shall be construed, interpreted, and enforced according to Illinois law, without regard to the choice of law provisions thereof.

23.	This Release Agreement expires forty-five (45) days from the date you receive it. If it is not signed and returned within this time period, you will no longer be eligible for the Severance Payment and this Release Agreement will be null and void.

[End of Document. Signature Blocks And Exhibits Appear on Following Pages]

By signing below, I agree to the above terms.

/s/ Lori M. Burke
Lori M. Burke
Executive Vice President, Administrative Services

/s/ Donald H. Wilson
Donald Wilson’s Signature

Donald H. Wilson
Donald Wilson - Print Name

August 18, 2009

If you wish to voluntarily waive the 45-day waiting period, sign and date the below section. You are under no obligation to waive the 45-day waiting period. AMCORE encourages you to take the time to carefully consider the agreement before signing it.

/s/ Donald H. Wilson
Signature

Donald H. Wilson
Print Name

Date: 8/18/09

**	Return this signed agreement in the enclosed envelope to AMCORE Bank, c/o Elizabeth Yock, Human Resources, P.O. Box 1537, Rockford, Illinois 61110-0037.